Exhibit 99.1
MEDIA CONTACT:
     Susan Hook
     RedEnvelope, Inc.
     415-512-6193
INVESTOR CONTACT:
     Jordan Goldstein
     Financial Dynamics
     415-439-4500
4:05 pm ET
REDENVELOPE REPORTS THIRD QUARTER FISCAL 2006 RESULTS
RECORD NET REVENUE OF $53.0 MILLION, NET INCOME $4.1 MILLION
SAN FRANCISCO, CA (January 24, 2006) — RedEnvelope, Inc. (Nasdaq: REDE) today reported financial results for the third quarter of fiscal year 2006, which ended January 1, 2006.
Third Quarter Results
RedEnvelope reported total net revenues of $53.0 million for the quarter compared to $47.5 million in the third quarter of the prior fiscal year. Net income was $4.1 million, or $0.43 per diluted share, compared to net income of $2.8 million, or $0.30 per diluted share in the third quarter of fiscal year 2005, an increase of 48.2%.
For the first nine months of fiscal 2006, RedEnvelope reported total net revenues of $91.1 million compared to $79.2 million in the first nine months of the prior fiscal year. Net loss for the first nine months of fiscal 2006 was $(1.1) million, or $(0.13) per share, compared to a net loss of $(2.1) million, or $(0.24) per share in the first nine months of fiscal 2005.
“We are pleased that our net revenues grew more than 11%, but we were expecting more robust growth,” said Alison May, President and Chief Executive Officer of RedEnvelope. “Our home, new baby and children’s, gourmet foods and plants and flowers categories performed best this season, and we currently plan to build on that strength,” continued Ms. May. “While our jewelry category continued to grow, jewelry and our men’s and women’s accessories categories did not meet our expectations during this quarter, and we currently plan to increase our focus on building an assortment in these categories that will be more attractive to our customers. We were also pleased with the growth of our business gift services sales channel,” added Ms. May. “This initiative is still in the early stages of its development, but we currently believe it shows promise for the future.”
Lower than expected net shipping revenues also slowed the Company’s net revenue growth during the third quarter of fiscal 2006 as the Company matched free shipping promotions that were prevalent in the marketplace during the Holiday season. Lower net shipping revenues also accounted for the majority of the Company’s decline in gross margin to 52.3% for the third quarter of fiscal 2006 from 54.4% for the third quarter of fiscal 2005.
During this past Holiday season, the Company identified and corrected a software problem with its warehouse management system. This problem had caused unexpected fulfillment delays. “While we currently believe that this issue affected less than 2% of customer orders during this past quarter, we also believe that this is unacceptable performance,” said Ms. May. “We are reaching out to the affected customers to offer them incentives to return to RedEnvelope,” she said.
“We reduced our marketing expenses as a percentage of net revenues to 22.8% during the third fiscal quarter of 2006 compared with 25.8% in the third quarter of fiscal 2005,” Ms. May continued. “However, our catalog was a less efficient marketing channel than during the third quarter of fiscal 2005. We are currently reevaluating our catalog circulation strategy with the goal of getting a better return on this major component of our marketing expenses,” Ms. May said.
Balance Sheet
At the end of the third quarter of fiscal 2006, RedEnvelope had approximately $28.9 million in cash and short-term investments. The Company’s inventory balance was approximately $15.5 million. In addition, RedEnvelope had no borrowings on its line of credit during the quarter.
Business Highlights
•	At the end of the third quarter of fiscal 2006, the Company’s customer file totaled approximately 2.8 million names, representing growth of approximately 586,000 customers since the third quarter of fiscal 2005.

•	During the third quarter of fiscal 2006, net revenues from existing customers represented approximately 51% of total net revenues, compared to approximately 48% of total net revenues for the third quarter of fiscal 2005.

•	During the third quarter of fiscal 2006 the Company shipped approximately 638,000 orders, an increase of approximately 15% over the third quarter of fiscal 2005.

•	During the third quarter of fiscal 2006, net revenues per order were $83.11 compared to $85.89 during the third quarter of fiscal 2005. Gross profit per order was $43.43 during the third quarter of fiscal 2006 compared to $46.68 during the third quarter of fiscal 2005.

•	The Company’s largest product category during the third quarter of fiscal 2006 was Home, representing approximately 23.6% of net revenues. Jewelry was the second largest product category during this quarter, representing approximately 19.4% of net revenues.
Business Outlook
The following business outlook contains forward-looking statements describing management’s current expectations for future periods. The matters discussed in these forward-looking statements are subject to numerous assumptions, risks and uncertainties, some of which are listed or referred to in the cautionary note below. Similarly, the forward-looking guidance provided in this press release is based on limited information available to RedEnvelope at this time, which is subject to change. As a result of these uncertainties and information limits, actual results in the future may differ materially from management’s current expectations. Although management’s expectations may change after the date of this release, RedEnvelope undertakes no obligation to revise or update the guidance below. The lack of any revision or update is not meant to imply continued affirmation of the guidance below.
Because of lower than anticipated growth in the third and fourth quarters of fiscal 2006, for the full fiscal year 2006, which ends April 2, 2006, RedEnvelope currently expects net revenues to grow between 7% and 10% over fiscal year 2005. Based on this net revenue expectation, RedEnvelope currently anticipates a net loss for the fiscal year of less than $5.0 million.
Webcast of Management Presentation
RedEnvelope, Inc. will make a presentation regarding these results and the Company’s business outlook over the Internet at 2:00 p.m. (PT) / 5:00 p.m. (ET) today. To listen, please log on to www.RedEnvelope.com, go to “About RedEnvelope,” and follow the link entitled “January 24, 2006 Management Presentation: Third Quarter Results” that will be posted on that page. After the webcast, interested parties may access a replay through the same link. The replay of the webcast will remain available on our website for twelve months.
To access an electronic copy of this press release, please visit Investor Relations under the “About Us” tab at www.RedEnvelope.com.
Business Risks
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our plans, objectives and future operations and estimates of our financial results, capital expenditures and depreciation expense for future periods. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. Factors that could affect future performance include, but are not limited to: marketing and advertising programs and related expenditures may not cause anticipated increases in sales; ongoing system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; delays in introducing new products, competition relating to new or existing products or failure of the market to accept these products; planned fulfillment center and system upgrades and enhancements could fail to achieve desired results or cost savings or could take longer than anticipated to implement; difficulties encountered in, or increased costs of, fulfillment; economic conditions and changes in consumer spending levels; any significant disruption of our operations due to network or systems failures or disruptions, power outages, regulatory actions, natural disasters or attacks; our limited operating history; difficulties encountered in predicting consumer preferences, managing inventory levels or gaining access to popular products; increased or more effective competition from other retailers; difficulties encountered in managing our growth; increased costs for, or delays or difficulties in the receipt of, merchandise ordered by us; seasonality of the retail business; increases in shipping, advertising or marketing costs; increases in sales or other taxes; lower than expected utilization of electronic commerce by consumers; product returns that exceed expectations; litigation that may have an adverse effect on our financial results, product offerings or reputation; changes in foreign currency exchange rates; vacancies and changes in key management personnel; the inability to attract and retain qualified managerial, creative and technical personnel; integration of recently hired key personnel, and other managerial, technical, finance, accounting and operations personnel; difficulties encountered in properly staffing our operations or providing satisfactory customer service; changes in government or regulatory requirements affecting e-commerce that may restrict, or increase the cost of, our operations, and other risk factors described in detail in our Report on Form 10-K for the fiscal year ended April 3, 2005, and our Report on Form 10-Q for that the period ended October 2, 2005, including, without limitation, those discussed under the captions, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Factors That May Affect Future Results,” which documents are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. These forward-looking statements are made only as of the date of this press release, and RedEnvelope undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
RedEnvelope, Inc. is an online retailer of upscale gifts for every occasion, every day. RedEnvelope offers a unique assortment of imaginative gifts through its catalog and website, www.RedEnvelope.com.
(Tables Follow)

REDENVELOPE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	January 1,		December 26,		January 1,		December 26,
	2006	%	2004	%	2006	%	2004	%

	(In thousands, except for per share data)

Net revenues	$53,029	100.0%	$47,514	100.0%	$91,131	100.0%	$79,219	100.0%
Cost of sales	25,308	47.7%	21,676	45.6%	43,983	48.3%	37,018	46.7%

Gross profit	27,721	52.3%	25,838	54.4%	47,148	51.7%	42,201	53.3%

Operating expenses:
Fulfillment	6,939	13.1%	6,386	13.4%	12,577	13.8%	12,079	15.2%
Marketing	12,090	22.8%	12,258	25.8%	21,680	23.8%	19,401	24.5%
General and administrative	4,617	8.7%	4,419	9.3%	14,208	15.6%	12,798	16.2%

Total operating expenses	23,646	44.6%	23,063	48.5%	48,465	53.2%	44,278	55.9%

Income (loss) from operations	4,075	7.7%	2,775	5.8%	(1,317)	-1.5%	(2,077)	-2.6%
Interest income (expense), net	27	0.0%	(7)	0.0%	178	0.2%	6	0.0%

Net income (loss)	$4,102	7.7%	$2,768	5.8%	$(1,139)	-1.3%	$(2,071)	-2.6%

Net income (loss) per share — basic	$0.45		$0.32		$(0.13)		$(0.24)

Net income (loss) per share — diluted	$0.43		$0.30		$(0.13)		$(0.24)

Weighted average shares outstanding — basic	9,025		8,770		8,981		8,694

Weighted average shares outstanding — diluted	9,500		9,330		8,981		8,694

REDENVELOPE, INC.
BALANCE SHEETS
(Unaudited)

	January 1,	April 3,	December 26,
	2006	2005	2004
		(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$10,527	$4,807	$21,466
Short-term investments	18,326	14,356	6,022
Accounts receivable, net	2,705	992	4,397
Inventory	15,487	14,048	13,401
Prepaid catalog costs and other current assets	2,643	3,905	2,411

Total current assets	49,688	38,108	47,697
Property and equipment, net	7,499	7,587	7,987
Other assets	432	573	607

Total assets	$57,619	$46,268	$56,291

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$26,429	$14,491	$21,813
Capital lease obligations, current	505	579	584

Total current liabilities	26,934	15,070	22,397
Capital lease obligations, long-term	168	290	436
Deferred rent	751	874	829

Total liabilities	27,853	16,234	23,662

Stockholders’ equity:
Common stock	91	90	89
Additional paid-in capital	114,674	113,831	113,354
Deferred compensation	(11)	(43)	(50)
Notes receivable from stockholders	(44)	(44)	(44)
Accumulated deficit	(84,944)	(83,805)	(80,723)
Accumulated other comprehensive income	—	5	3

Total stockholders’ equity	29,766	30,034	32,629

Total liabilities and stockholders’ equity	$57,619	$46,268	$56,291

REDENVELOPE, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
	January 1,	December 26,
	2006	2004
	(In thousands)
Cash Flows From Operating Activities:
Net loss	$(1,139)	$(2,071)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,352	1,996
Amortization of deferred stock compensation	6	18
Loss on disposal of property and equipment	—	61
Other non-cash charges	(20)	233
Changes in current assets and liabilities:
Accounts receivable	(1,605)	(3,343)
Inventory	(1,439)	(3,792)
Prepaid catalog and other assets	1,299	(579)
Accounts payable and accrued expenses	11,715	11,970

Net cash provided by operating activities	11,169	4,493

Cash Flows From Investing Activities:
Maturities of investments	30,764	26,344
Purchase of investments	(34,739)	(7,789)
Purchase of property and equipment	(1,730)	(4,543)

Net cash (used in) provided by investing activities	(5,705)	14,012

Cash Flows From Financing Activities:
Proceeds from exercise of common stock options	763	757
Principal payments on capital lease obligations	(507)	(449)

Net cash provided by financing activities	256	308

Net increase in cash and cash equivalents	5,720	18,813
Cash and cash equivalents at beginning of period	4,807	2,653

Cash and cash equivalents at end of period	$10,527	$21,466

Supplemental Cash Flow Information:
Cash paid for interest	$88	$109
Supplemental Non cash Investing and Financing Activities:
Property and equipment acquired through capital lease transactions	$311	$—
Common stock option exercise receivable	$108	$—